UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                   SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                             (Amendment No.   11   )*

                             THE SEAGRAM COMPANY LTD.

                                 (Name of Issuer)

                    common shares without nominal or par value

                          (Title of Class of Securities)

                                   811850 10 6
                                  (CUSIP Number)
                                  Sarah E. Cogan
                            Simpson Thacher & Bartlett
         425 Lexington Avenue, New York, New York  10017  (212) 455-3575

       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                  June 18, 1997
             (Date of Event which Requires Filing of this Statement)

    If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

    Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              PAGE 1 OF 50 PAGES

                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       2    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates, as trustee of a certain charitable foundation and as voting trustee under a certain voting trust agreement.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                 832,028

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                       7,200,520
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                         832,028
               10     SHARED DISPOSITIVE POWER

                                              62,794,960

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              70,587,152

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    19.2

14   TYPE OF REPORTING PERSON*

                                                      IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION

                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       3    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     THE HON. CHARLES R. BRONFMAN, individually, as director or trustee of certain charitable foundations and as voting trustee under certain voting trust agreements.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

                7     SOLE VOTING POWER

                                                120,860,296

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                          7,200,520
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                          1,411,528
               10     SHARED DISPOSITIVE POWER

                                                  4,114,520

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                128,060,816

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    34.9

14   TYPE OF REPORTING PERSON*

                                                      IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       4    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     PHYLLIS LAMBERT
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

                7     SOLE VOTING POWER

                                                  1,000,000

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                          1,000,000
               10     SHARED DISPOSITIVE POWER

                                                          0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  1,000,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                    0.3

14   TYPE OF REPORTING PERSON*

                                                      IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       5    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     SAMUEL BRONFMAN II, individually and as trustee of a certain charitable foundation.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                  113,908

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                          240,000
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                          113,908
               10     SHARED DISPOSITIVE POWER

                                                  240,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  353,908

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                      0.1

14   TYPE OF REPORTING PERSON*

                                                       IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       6    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     EDGAR BRONFMAN, JR. individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman and as trustee of a certain charitable foundation.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                  1,639,840

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                            240,000
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                          1,639,840
               10     SHARED DISPOSITIVE POWER

                                                 62,795,237

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 64,435,077

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                       17.5

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       7    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     MATTHEW BRONFMAN, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                        240

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                240
               10     SHARED DISPOSITIVE POWER

                                                 62,554,604

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 62,554,844

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                       17.1

14   TYPE OF REPORTING PERSON*

                                                        IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       8    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     STEPHEN R. BRONFMAN, individually, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as director of certain charitable foundations
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

                7     SOLE VOTING POWER

                                                     24,000

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                             24,000
               10     SHARED DISPOSITIVE POWER

                                                 28,674,164

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 28,698,164

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        7.8

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       9    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     ELLEN J. BRONFMAN HAUPTMAN, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

                7     SOLE VOTING POWER

                                                     24,000

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                             24,000
               10     SHARED DISPOSITIVE POWER

                                                 24,800,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 24,824,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        6.8

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       10    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     HAROLD R. HANDLER, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                 62,554,604

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 62,554,604

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                       17.1

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       11    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     MAYO A. SHATTUCK III, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                 62,554,604

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 62,554,604

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                       17.1

14   TYPE OF REPORTING PERSON*

                                                        IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       12    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     JOHN L. WEINBERG, individually and as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                     12,000

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                             12,000
               10     SHARED DISPOSITIVE POWER

                                                 62,554,604

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 62,566,604

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                       17.1

14   TYPE OF REPORTING PERSON*

                                                        IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       13    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     ARNOLD M. LUDWICK, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman and as a director of certain charitable foundations.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                 28,674,164

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 28,674,164

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        7.8

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       14    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     ROBERT S. VINEBERG, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

                7     SOLE VOTING POWER

                                                    53,2000

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                            53,2000
               10     SHARED DISPOSITIVE POWER

                                                 24,800,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 24,853,200

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        6.8

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       15    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     GARY J. GARTNER, as trustee under certain trusts for the
     benefit of descendants of the late Samuel Bronfman.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                  3,400,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  3,400,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.9

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       16    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     STEVEN H. LEVIN, as trustee under certain trusts for the
     benefit of descendants of the late Samuel Bronfman.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                  3,400,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  3,400,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.9

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       17    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     JEFFREY D. SCHEINE, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                  3,400,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  3,400,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        0.9

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       18    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     TREVOR CARMICHAEL, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Barbados

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                 24,820,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 24,820,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        6.8

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       19    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     NEVILLE LEROY SMITH, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Barbados

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                 24,820,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 24,820,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        6.8

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       20    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     BRUCE I. JUDELSON, as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                                  0
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                 24,820,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                 24,820,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        6.8

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       21    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     STANLEY N. BERGMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                          6,960,164
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                  6,643,836

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  6,960,164

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        1.9

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       22    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     DR. GUIDO GOLDMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                          6,960,164
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                  6,643,836

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  6,960,164

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        1.9

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                               SCHEDULE 13D


CUSIP No.  811850 10 6             Page       23    of    50      Pages


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     LEONARD M. NELSON, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement.
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) /X/

                                                                     (b) / /

3    SEC USE ONLY



4    SOURCE OF FUNDS*

          00
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                                      / /


6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

                7     SOLE VOTING POWER

                                                          0

  NUMBER OF
   SHARES
BENEFICIALLY    8     SHARED VOTING POWER
  OWNED BY
    EACH                                          6,960,164
 REPORTING      9     SOLE DISPOSITIVE POWER
   PERSON
    WITH                                                  0
               10     SHARED DISPOSITIVE POWER

                                                  6,643,836

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  6,960,164

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*                                                     / /


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                                        1.9

14   TYPE OF REPORTING PERSON*

                                                         IN

                *SEE INSTRUCTIONS BEFORE FILLING OUT!
      INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
   (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION
                                                           Page 24 of 50 Pages


    Item 2.      Identity and Background.

         Item 2 of the Statement on Schedule 13D, as amended, to which this amendment relates (the "Schedule 13D"), filed pursuant to Rule 13d-1 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the common shares without nominal or par value (the "Shares") of The Seagram Company Ltd., is hereby amended to read in its entirety as follows:

    Name and                    Principal Business
    Business Address            or Occupation                    Citizenship

    EDGAR M. BRONFMAN           Chairman of the Board of The     United States
    375 Park Avenue             Seagram Company Ltd.
    New York, New York
    USA 10152

    THE HON. CHARLES R.         Co-Chairman of the Board and     Canada
     BRONFMAN, P.C., C.C.       Chairman of the Executive
    1170 Peel Street            Committee of The Seagram
    8th Floor                   Company Ltd.
    Montreal, Quebec
    Canada H3B 4P2

    PHYLLIS LAMBERT             Architect                        Canada
    1920 Baile Street
    Montreal, Quebec
    Canada H3H 2S6

    SAMUEL BRONFMAN II          President of Seagram Chateau &   United States
    2600 Campus Drive           Estate Wines Company (a
    Suite 160                   division of Joseph E. Seagram &
    San Mateo, California       Sons, Inc.)
    USA 94403

    EDGAR BRONFMAN, JR.         Chief Executive Officer and      United States
    375 Park Avenue             President of The Seagram
    New York, New York          Company Ltd.
    USA 10152

    MATTHEW BRONFMAN            Chief Executive Officer of       United States
    30 West 26th Street         Perfumes Isabell, L.L.C. (a
    2nd Floor                   perfume company)
    New York, New York
    USA 10010

    STEPHEN R. BRONFMAN         Private Investor                 Canada
    1170 Peel Street
    8th Floor
    Montreal, Quebec
    Canada H3B 4P2

                                                           Page 25 of 50 Pages

    Name and                    Principal Business
    Business Address            or Occupation                    Citizenship


    ELLEN J. BRONFMAN HAUPTMAN  Private Investor                 Canada
    c/o Withers Solicitors
    12 Gough Square
    London, England EC4A 3DE

    HAROLD R. HANDLER           Attorney whose professional      United States
    425 Lexington Avenue        corporation is a partner of
    New York, New York          Simpson Thacher & Bartlett
    USA 10017                   (attorneys)

    MAYO A. SHATTUCK III        President and Chief Operating    United States
    Alex. Brown & Sons          Officer of
    Incorporated                Alex. Brown & Sons
    135 East Baltimore Street   Incorporated
    Baltimore, Maryland         (investment bankers)
    USA 21202

    JOHN L. WEINBERG            Senior Chairman of Goldman,      United States
    85 Broad Street             Sachs & Co. (investment
    New York, New York          bankers)
    USA 10004

    ARNOLD M. LUDWICK           President and Chief Executive    Canada
    1170 Peel Street            Officer of Claridge Inc. and
    8th Floor                   Vice President of The Seagram
    Montreal, Quebec            Company Ltd.
    Canada H3B 4P2

    ROBERT S. VINEBERG          Partner of Goodman Phillips &    Canada
    1501 McGill College Avenue  Vineberg (barristers and
    Montreal, Quebec            solicitors)
    Canada H3A 3N9

    GARY J. GARTNER             Resident Counsel of Goodman      Canada
    430 Park Avenue             Phillips & Vineberg (attorneys)
    10th Floor
    New York, New York
    USA 10022

    STEVEN H. LEVIN             Resident Counsel of Goodman      United States
    430 Park Avenue             Phillips & Vineberg (attorneys)
    10th Floor
    New York, New York
    USA 10022

    JEFFREY D. SCHEINE          Resident Counsel of Goodman      United States
    430 Park Avenue             Phillips & Vineberg (attorneys)
    10th Floor
    New York, New York
    USA 10022

                                                           Page 26 of 50 Pages

    Name and                    Principal Business
    Business Address            or Occupation                    Citizenship

    TREVOR CARMICHAEL, Q.C.     Barrister, Chancery Chambers     Barbados
    Chancery Chambers,          (attorneys)
    Chancery House
    High Street
    Bridgetown, Barbados

    NEVILLE LEROY SMITH         Managing Director of Royal Bank  Barbados
    Sunset Drive                of Canada Financial Corporation
    Pine Gardens                (a financial institution)
    St. Michael, Barbados

    BRUCE I. JUDELSON           Partner of Bergman, Horowitz &   United States
    157 Church Street           Reynolds, P.C. (attorneys)
    New Haven, Connecticut
    USA 06510

    STANLEY N. BERGMAN          Partner of Bergman, Horowitz &   United States
    157 Church Street           Reynolds, P.C. (attorneys)
    New Haven, Connecticut
    USA 06510

    DR. GUIDO GOLDMAN           Director of German Studies at    United States
    First Spring Corporation    the Center for European Studies
    499 Park Avenue             at Harvard University and
    New York, New York          Chairman of First Spring
    USA 10022                   Corporation (an investment
                                company)

    LEONARD M. NELSON           Shareholder of Bernstein, Shur,  United States
    100 Middle Street           Sawyer & Nelson, P.C.
    Portland, Maine             (attorneys)
    USA 04104

                 During the last five years, none of the foregoing: (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors); or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, United States federal or state securities laws or finding any violation with respect to such laws.


    Item 5.      Interest in Securities of the Issuer.

                 Item 5 of the Schedule 13D is hereby supplemented as follows:

                 Current Ownership. As of the date hereof, Bronfman Associates, a New York general partnership ("BA"), owns 61,068,088 Shares or approximately 16.6% of the outstanding Shares. Edgar M. Bronfman is the Managing Partner of BA and the other partners of BA are the Edgar Miles Bronfman Trust (the "EMBT"), which holds a 99% general partnership interest, and the children of Edgar M. Bronfman, including Samuel Bronfman

                                                           Page 27 of 50 Pages

    II, Edgar Bronfman, Jr. and Matthew Bronfman. The EMBT owns no Shares directly. Edgar M. Bronfman, Edgar Bronfman, Jr., Matthew Bronfman, Harold R. Handler, Mayo A. Shattuck III and John L. Weinberg are the trustees of the EMBT and of the PBBT/Edgar Miles Bronfman Family Trust (the "PBBT/EMBFT"), which are trusts for the benefit of Edgar M. Bronfman and his descendants. The PBBT/EMBFT owns 1,486,516 Shares or approximately 0.40% of the outstanding Shares.

                 The C. Bronfman Family Trust (the "C.BFT"), the Charles Rosner Bronfman Family Trust (the "CRBFT"), The Charles Bronfman Trust (the "CBT") and The Charles R. Bronfman Trust (the "CRBT"), trusts for the benefit of Charles R. Bronfman and his descendants, own 24,820,000
    Shares, 24,800,000 Shares, 1,700,000 Shares and 1,700,000 Shares, or
    approximately 6.8%, 6.8%, 0.46% and 0.46% of the outstanding Shares, respectively. The 24,820,000 Shares owned by the C.BFT are held through Ellworth Holdings S.A., a corporation of which the C.BFT owns substantially all of the equity. Trevor Carmichael, Neville LeRoy Smith and Bruce I. Judelson are the trustees of the C.BFT. Stephen R. Bronfman, Ellen J. Bronfman Hauptman, Arnold M. Ludwick and Robert S. Vineberg are the trustees of the CRBFT, and Gary J. Gartner, Steven H. Levin and Jeffrey D. Scheine are the trustees of each of the CBT and the CRBT.

                 The Saidye Rosner Bronfman Ruby Trust (the "Ruby Trust") and the Saidye Rosner Bronfman Topaz Trust (the "Topaz Trust," and together with the Ruby Trust, the "de Gunzburg Trusts"), trusts for the benefit of descendants of the late Minda de Gunzburg, own 4,529,832 Shares and 2,114,004 Shares, or approximately 1.2% and 0.58% of the outstanding Shares, respectively. Stanley N. Bergman, Dr. Guido Goldman and Leonard
    M. Nelson are the trustees of the de Gunzburg Trusts.

                 Philotecton Canada Inc. ("Philotecton"), a corporation wholly owned by Phyllis Lambert, owns 828,000 Shares or approximately 0.23% of the outstanding Shares.

                 Edgar M. Bronfman, Charles R. Bronfman, Phyllis Lambert and the late Minda de Gunzburg are siblings.

                 The Claridge Foundation, a charitable foundation the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and Arnold M. Ludwick, owns 3,280,000 Shares or approximately 0.89% of the outstanding Shares. The Chastell Foundation, a charitable foundation the members and directors of which include Charles R. Bronfman, Stephen R. Bronfman and Arnold M. Ludwick, owns 594,164 Shares or approximately 0.16% of the outstanding Shares. The Samuel Bronfman Foundation, a charitable foundation the trustees of which include Edgar M. Bronfman, Charles R. Bronfman, Samuel Bronfman II and Edgar Bronfman, Jr., owns 240,000 Shares or approximately 0.07% of the outstanding Shares.

                 Edgar M. Bronfman owns directly 240 Shares, holds currently exercisable options to acquire 831,788 Shares and serves as an executor of an estate which owns 356 Shares; Charles R. Bronfman owns directly 1,002,760 Shares, holds currently exercisable options to acquire 408,768 Shares and serves as an executor of an estate which owns 356 Shares;

                                                           Page 28 of 50 Pages

    Phyllis Lambert owns directly 172,000 Shares; Samuel Bronfman II owns directly 240 Shares and holds currently exercisable options to acquire 113,668 Shares; Edgar Bronfman, Jr. owns directly 240 Shares, holds currently exercisable options to acquire 1,639,600 Shares and, through an investment in the Joseph E. Seagram & Sons, Inc. 401(k) Plan with a value of $24,540.86 as of December 31, 1996, owns indirectly approximately 633 Shares; Matthew Bronfman owns directly 240 Shares; Stephen R. Bronfman owns directly 24,000 Shares; Ellen J. Bronfman Hauptman owns directly 24,000 Shares; John L. Weinberg owns directly 12,000 Shares and Robert S. Vineberg owns indirectly 53,200 Shares. Except with respect to Shares held by Edgar Bronfman, Jr. through the 401(k) Plan, each of such persons has the sole power to vote, or direct the voting of, and the sole power to dispose of, or direct the disposition of, the Shares stated to be owned directly, or indirectly in the case of Mr. Vineberg, by such person. In addition, the spouse of Edgar M. Bronfman owns directly 1,840 Shares, and the spouse of Charles R. Bronfman owns directly 12,000 Shares.

                 The power to vote, or direct the voting of, and the power to dispose of, or direct the disposition of, the Shares beneficially owned by each of the aforementioned trusts is shared by the respective trustees of such trusts, except that the authority of the trustees to vote and dispose of the Shares beneficially owned by the trusts is limited by the voting trust agreements and right of first refusal agreement described below.

                 Charles R. Bronfman is the voting trustee under a Voting Trust Agreement dated August 3, 1984, as amended, covering the 119,448,768 Shares owned directly or indirectly by the EMBT, the PBBT/EMBFT, the C.BFT, the CRBFT, the CBT, the CRBT, The Claridge Foundation and The Chastell Foundation, along with 700,000 shares owned by Charles R. Bronfman. See Item 6 - "Voting Trust Agreements" of the Schedule 13D.

                 Edgar M. Bronfman, Charles R. Bronfman, Stanley N. Bergman, Leonard M. Nelson and Dr. Guido Goldman are the voting trustees under a Voting Trust Agreement dated May 15, 1986 covering the 6,643,836 Shares owned by the de Gunzburg Trusts, and 316,328 Shares owned by Jean de Gunzburg. See Item 6 - "Voting Trust Agreements" of the Schedule 13D.

                 The Shares subject to the aforementioned voting trusts, along with Shares owned by Phyllis Lambert and Philotecton, are subject to a right-of-first-refusal agreement. See Item 6 - "Right of First Refusal Agreements" of the Schedule 13D, as supplemented below.

                 Each person identified in the Schedule 13D expressly disclaims any beneficial interest in the Shares, except for those Shares which are stated to be owned directly by such person or, in the case of Phyllis Lambert, owned by Philotecton, and except to the extent of such person's beneficial interest in a trust which owns such Shares.

                 Except to the extent expressly provided in agreements described in the Schedule 13D, the persons filing this statement expressly disclaim (i) that the trustees of the trusts referred to in the Schedule 13D act as a group with the trustees of any other trusts referred to in

                                                           Page 29 of 50 Pages

    the Schedule 13D, and (ii) that any group exists with respect to the Shares referred to in the Schedule 13D.

                 The number of Shares over which the trustees of the trusts described herein, Phyllis Lambert and Samuel Bronfman II exercise voting or dispositive power, either sole or shared, are set forth on the cover pages hereto. Percentages set forth on such cover pages and in this Item 5 are based on the 366,817,402 Shares outstanding as of April 30, 1997.

                 Recent Transactions. On May 8, 1997, the CBT and the CRBT each sold 650,000 Shares at $38.807 per Share in a block transaction on the New York Stock Exchange.

                 On May 28, 1997, the Charles Bronfman Family Trust transferred 4,000,000 Shares to the C.BFT which also assumed certain liabilities in connection therewith. On May 29, 1997, the Charles Bronfman Family Trust transferred 20,820,000 Shares to the C.BFT. These 24,820,000 Shares are held through Ellworth Holdings S.A., a corporation of which the C.BFT owns substantially all of the equity. After giving effect to such transactions, the Charles Bronfman Family Trust no longer owns any Shares.

                 As set forth in Schedule A hereto, during May and June
    1997 the Ruby Trust, the Topaz Trust and the Comet Trust, also a trust for the benefit of descendants of the late Minda de Gunzburg (the
    "Comet Trust"), sold 1,006,516, 1,919,548 and 613,032 Shares, respectively, in open market sales effected through brokerage transactions by Bear Stearns on the New York Stock Exchange. After giving effect to such transactions, the Comet Trust no longer owns any Shares.

    Item 6.      Contracts, Arrangements, Understandings or
                 Relationships with Respect to Securities of the Issuer

                 Item 6 of the Schedule 13D is hereby supplemented as follows:

                 Right-of-First-Refusal Agreements. There are no longer any Shares subject to the Ancillary RFR Agreement.


    Item 7.      Material to be Filed as Exhibits.

                 A.       Powers of Attorney.

                 B.       Joint filing Agreement.

                                                           Page 30 of 50 Pages
    Signatures

                 After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


    DATED:  June 27, 1997



                                  EDGAR M. BRONFMAN, individually, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman, as Managing Partner of Bronfman Associates, as trustee of a certain charitable foundation and as voting trustee under a certain voting trust agreement


                                  by:      /s/ Harold R. Handler
                                           ___________________________________
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to
                                           Powers of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)



                                  THE HON. CHARLES R. BRONFMAN, individually, as director or trustee of certain charitable foundations and as voting trustee under certain voting trust agreements


                                  by:      /s/ Michel Boucher
                                           __________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)



                                  PHYLLIS LAMBERT


                                  by:      /s/ Michel Boucher
                                           _________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)

                                                           Page 31 of 50 Pages

                                  SAMUEL BRONFMAN II, individually and as
                                  trustee of a certain charitable foundation


                                  by:      /s/ Harold R. Handler
                                           __________________________________
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)



                                  EDGAR BRONFMAN, JR., individually, as
                                  trustee under certain trusts for the
                                  benefit of descendants of the late Samuel
                                  Bronfman and as trustee of a certain
                                  charitable foundation


                                  by:      /s/ Harold R. Handler
                                           ___________________________________
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to
                                           Powers of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)



                                  MATTHEW BRONFMAN, individually and as
                                  trustee under certain trusts for the
                                  benefit of descendants of the late Samuel
                                  Bronfman


                                  by:      /s/ Harold R. Handler
                                           ___________________________________
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to
                                           Powers of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)

                                                           Page 32 of 50 Pages

                                  STEPHEN R. BRONFMAN, individually, as
                                  trustee under a certain trust for the
                                  benefit of descendants of the late Samuel
                                  Bronfman and as director of a certain
                                  charitable foundation


                                  by:      /s/ Michel Boucher
                                           __________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)



                                  ELLEN J. BRONFMAN HAUPTMAN, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           __________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)



                                  /s/ Harold R. Handler
                                  ____________________________________________
                                  HAROLD R. HANDLER, as trustee under certain
                                  trusts for the benefit of descendants of
                                  the late Samuel Bronfman



                                  MAYO A. SHATTUCK III, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Samuel Bronfman


                                  by:      /s/ Harold R. Handler
                                           _________________________________
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney previously
                                           filed with the Securities and
                                           Exchange Commission)

                                                           Page 33 of 50 Pages

                                  JOHN L. WEINBERG, individually and as
                                  trustee under certain trusts for the
                                  benefit of descendants of the late Samuel
                                  Bronfman


                                  by:      /s/ Harold R. Handler
                                           ___________________________________
                                           Harold R. Handler
                                           Attorney-in-Fact (Pursuant to
                                           Powers of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)



                                  ARNOLD M. LUDWICK, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel Bronfman and as a director of certain charitable foundations


                                  by:      /s/ Michel Boucher
                                           __________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)



                                  ROBERT S. VINEBERG, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           __________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)

                                                           Page 34 of 50 Pages

                                  GARY J. GARTNER, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           __________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)


                                  STEVEN H. LEVIN, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           ___________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)


                                  JEFFREY D. SCHEINE, as trustee under certain trusts for the benefit of descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           ___________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney previously filed
                                           with the Securities and Exchange
                                           Commission)


                                  TREVOR CARMICHAEL, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           ___________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney filed herewith)

                                                           Page 35 of 50 Pages

                                  NEVILLE LEROY SMITH, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           __________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney filed herewith)




                                  BRUCE I. JUDELSON, as trustee under a
                                  certain trust for the benefit of
                                  descendants of the late Samuel Bronfman


                                  by:      /s/ Michel Boucher
                                           __________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney filed herewith)




                                  /s/ Stanley N. Bergman
                                  _________________________________________
                                  STANLEY N. BERGMAN, as trustee under
                                  certain trusts for the benefit of
                                  descendants of the late Minda de Gunzburg
                                  and as voting trustee under a certain
                                  voting trust agreement

                                                           Page 36 of 50 Pages

                                  DR. GUIDO GOLDMAN, as trustee under certain trusts for the benefit of descendants of the late Minda de Gunzburg and as voting trustee under a certain voting trust agreement


                                  by:      /s/ Michel Boucher
                                           __________________________________
                                           Michel Boucher
                                           Attorney-in-Fact (Pursuant to a
                                           Power of Attorney filed herewith)




                                  /s/ Leonard M. Nelson
                                  ____________________________________________
                                  LEONARD M. NELSON, as trustee under certain
                                  trusts for the benefit of descendants of
                                  the late Minda de Gunzburg and as voting
                                  trustee under a certain voting trust
                                  agreement

                                                           Page 37 of 50 Pages

                                    SCHEDULE A

      Shares Sold by Ruby Trust, Topaz Trust and Comet Trust during May and June 1997

                                               Number of        Price Per
           Date               Seller          Shares Sold         Share

         05/09/97            Topaz Trust        100,000            38.625
         05/13/97            Topaz Trust        130,900            39.000
         05/14/97            Ruby Trust          88,666            39.000
         05/14/97            Topaz Trust         88,666            39.000
         05/15/97            Ruby Trust           8,750            38.875
         05/15/97            Topaz Trust          8,750            38.875
         05/16/97            Ruby Trust          23,750            38.875
         05/16/97            Topaz Trust         23,750            38.875
         05/20/97            Ruby Trust             100            39.000
         05/20/97            Topaz Trust            100            39.000
         05/20/97            Ruby Trust         135,250            38.875
         05/20/97            Topaz Trust        135,250            38.875
         05/20/97            Ruby Trust          50,000            38.750
         05/20/97            Topaz Trust         50,000            38.750
         05/21/97            Comet Trust         15,500            39.125
         05/21/97            Topaz Trust         15,500            39.125
         05/21/97            Comet Trust         27,750            39.000
         05/21/97            Topaz Trust         27,750            39.000
         05/22/97            Comet Trust         50,000            39.375
         05/22/97            Topaz Trust         50,000            39.375
         05/22/97            Comet Trust         67,750            39.125
         05/22/97            Topaz Trust         67,750            39.125
         05/22/97            Comet Trust        101,500            39.000
         05/22/97            Topaz Trust        101,500            39.000
         05/22/97            Comet Trust         37,500            38.875
         05/22/97            Topaz Trust         37,500            38.875
         05/23/97            Comet Trust          4,000            40.250
         05/23/97            Comet Trust         16,000            40.125
         05/23/97            Comet Trust         10,032            39.625
         05/23/97            Topaz Trust         10,032            39.625
         05/23/97            Comet Trust         72,100            39.375
         05/23/97            Topaz Trust         72,100            39.375
         05/27/97            Comet Trust        100,900            39.500
         05/28/97            Comet Trust          3,000            39.500
         05/28/97            Comet Trust          1,000            39.250
         05/29/97            Comet Trust          5,800            40.000
         05/29/97            Comet Trust         45,000            39.875
         05/29/97            Comet Trust         36,000            39.750
         05/29/97            Comet Trust          5,500            39.625
         05/29/97            Comet Trust         13,700            39.500

                                                           Page 38 of 50 Pages

                                              Number of
           Date              Seller          Shares Sold     Price Per Share

         06/12/97           Topaz Trust        100,000             41.125
         06/13/97           Topaz Trust         28,000             41.875
         06/13/97           Topaz Trust        137,000             41.750
         06/13/97           Topaz Trust         35,000             41.625
         06/16/97           Ruby Trust           6,000             41.750
         06/16/97           Topaz Trust          6,000             41.750
         06/16/97           Ruby Trust          13,350             41.500
         06/16/97           Topaz Trust         13,350             41.500
         06/16/97           Ruby Trust          30,650             41.125
         06/16/97           Topaz Trust         30,650             41.125
         06/18/97           Topaz Trust        500,000             40.250
         06/19/97           Ruby Trust         100,000             40.875
         06/19/97           Ruby Trust         150,000             40.750
         06/19/97           Topaz Trust        150,000             40.750
         06/20/97           Ruby Trust           6,900             40.875
         06/20/97           Ruby Trust         194,600             40.750
         06/25/97           Ruby Trust         100,000             40.500
         06/25/97           Ruby Trust          98,500             40.250

                                                           Page 39 of 50 Pages

                                  EXHIBIT INDEX


                                                               Sequentially
    Description of Exhibit                                     Numbered Page


    A.   Powers of Attorney                                         40

    B.   Joint Filing Agreement                                     44

                                                           Page 40 of 50 Pages

                                                                     EXHIBIT A



                                POWER OF ATTORNEY



                     KNOW ALL MEN BY THESE PRESENTS THAT the undersigned, solely in the undersigned's capacity as a trustee of the C. Bronfman Family Trust, hereby constitutes and appoints MICHEL BOUCHER, ANDREW J. PARSONS and ROBERT S. VINEBERG and each of them severally, as the undersigned's true and lawful attorneys and agents, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under Section 13 or Section 16 of the United States Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements thereunder, or any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under any comparable laws, rules, regulations and requirements of any foreign jurisdiction, and to file any of the same with the Securities and Exchange Commission and any other appropriate U.S. and foreign regulatory authorities, said attorneys and agents having full power and authority to do and perform in the name and on behalf of the undersigned every act necessary to be done in the premises as fully and as effectually as the undersigned might or could do in person; and the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

                     IN WITNESS WHEREOF the undersigned has subscribed these presents as of June 3, 1997.


                                                /s/ Bruce I. Judelson
                                                _________________________
                                                    Bruce I. Judelson

                                                           Page 41 of 50 Pages

                                POWER OF ATTORNEY



                     KNOW ALL MEN BY THESE PRESENTS THAT the undersigned, solely in the undersigned's capacity as a trustee of the C. Bronfman Family Trust, hereby constitutes and appoints MICHEL BOUCHER, ANDREW J. PARSONS and ROBERT S. VINEBERG and each of them severally, as the undersigned's true and lawful attorneys and agents, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under Section 13 or Section 16 of the United States Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements thereunder, or any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under any comparable laws, rules, regulations and requirements of any foreign jurisdiction, and to file any of the same with the Securities and Exchange Commission and any other appropriate U.S. and foreign regulatory authorities, said attorneys and agents having full power and authority to do and perform in the name and on behalf of the undersigned every act necessary to be done in the premises as fully and as effectually as the undersigned might or could do in person; and the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

                     IN WITNESS WHEREOF the undersigned has subscribed these presents as of June 3, 1997.


                                                /s/ Neville LeRoy Smith
                                                _________________________
                                                    Neville LeRoy Smith

                                                           Page 42 of 50 Pages

                                POWER OF ATTORNEY



                     KNOW ALL MEN BY THESE PRESENTS THAT the undersigned, solely in the undersigned's capacity as a trustee of the C. Bronfman Family Trust, hereby constitutes and appoints MICHEL BOUCHER, ANDREW J. PARSONS and ROBERT S. VINEBERG and each of them severally, as the undersigned's true and lawful attorneys and agents, with power to act with or without the others and with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under Section 13 or Section 16 of the United States Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements thereunder, or any statement or report, including any amendment to any statement or report, required to be filed with respect to the undersigned under any comparable laws, rules, regulations and requirements of any foreign jurisdiction, and to file any of the same with the Securities and Exchange Commission and any other appropriate U.S. and foreign regulatory authorities, said attorneys and agents having full power and authority to do and perform in the name and on behalf of the undersigned every act necessary to be done in the premises as fully and as effectually as the undersigned might or could do in person; and the undersigned hereby ratifies and confirms all that said attorneys and agents shall do or cause to be done by virtue hereof.

                     IN WITNESS WHEREOF the undersigned has subscribed these presents as of June 3, 1997.


                                                /s/ Dr. Trevor A. Carmichael
                                                ______________________________
                                                    Dr. Trevor A. Carmichael

                                                           Page 43 of 50 Pages

                            LIMITED POWER OF ATTORNEY



                     The undersigned, GUIDO GOLDMAN, hereby authorizes LEONARD

    M. NELSON to Execute any and all 13D's so-called on his behalf for the

    "Seagram 13D family group" which are required to be filed in June or July of 1997.




                                                          /s/ Guido Goldman
                                                   ____________________________
                                                   GUIDO GOLDMAN





    Dated:  June 19, 1997

    WITNESSETH:

        /s/ Carol Evans
______________________________





                                 ACKNOWLEDGEMENT


                     On June 19, 1997, personally appeared the above named

    GUIDO GOLDMAN and Made oath to the truth of the foregoing, before me.





                                                     /s/   Richard Sauer
                                                _____________________________
                                                Notary Public

                                                           Page 44 of 50 Pages

                                                                     Exhibit B

                              JOINT FILING AGREEMENT

                     By this Agreement, the undersigned agree that Amendment No. 11 to the Statement on Schedule 13D being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the common shares without nominal or par value of The Seagram Company Ltd. is being filed on behalf of each of us.

    DATED:  June 27, 1997

                                      EDGAR M. BRONFMAN, individually, as
                                      trustee under certain trusts for the
                                      benefit of descendants of the late
                                      Samuel Bronfman, as Managing Partner of
                                      Bronfman Associates, as trustee of a
                                      certain charitable foundation and as
                                      voting trustee under a certain voting
                                      trust agreement


                                      by:     /s/ Harold R. Handler
                                              ________________________________
                                              Harold R. Handler
                                              Attorney-in-Fact (Pursuant to
                                              Powers of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)


                                      THE HON. CHARLES R. BRONFMAN,
                                      individually, as director or trustee of
                                      certain charitable foundations and as
                                      voting trustee under certain voting
                                      trust agreements


                                      by:     /s/ Michel Boucher
                                              ________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)


                                      PHYLLIS LAMBERT


                                      by:     /s/ Michel Boucher
                                              ________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)

                                                           Page 45 of 50 Pages

                                      SAMUEL BRONFMAN II, individually and as
                                      trustee of a certain charitable
                                      foundation


                                      by:     /s/ Harold R. Handler
                                              ________________________________
                                              Harold R. Handler
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)



                                      EDGAR BRONFMAN, JR., individually, as
                                      trustee under certain trusts for the
                                      benefit of descendants of the late
                                      Samuel Bronfman and as trustee of a
                                      certain charitable foundation


                                      by:     /s/ Harold R. Handler
                                              ________________________________
                                              Harold R. Handler
                                              Attorney-in-Fact (Pursuant to
                                              Powers of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)



                                      MATTHEW BRONFMAN, individually and as
                                      trustee under certain trusts for the
                                      benefit of descendants of the late
                                      Samuel Bronfman


                                      by:     /s/ Harold R. Handler
                                              ________________________________
                                              Harold R. Handler
                                              Attorney-in-Fact (Pursuant to
                                              Powers of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)

                                                           Page 46 of 50 Pages

                                      STEPHEN R. BRONFMAN, individually, as
                                      trustee under a certain trust for the
                                      benefit of descendants of the late
                                      Samuel Bronfman and as director of a
                                      certain charitable foundation


                                      by:     /s/ Michel Boucher
                                              _________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)



                                      ELLEN J. BRONFMAN HAUPTMAN, individually and as trustee under a certain trust for the benefit of descendants of the late Samuel Bronfman


                                      by:     /s/ Michel Boucher
                                              _________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)



                                      /s/ Harold R. Handler
                                      ________________________________________
                                      HAROLD R. HANDLER, as trustee under
                                      certain trusts for the benefit of
                                      descendants of the late Samuel Bronfman



                                      MAYO A. SHATTUCK III, as trustee under
                                      certain trusts for the benefit of
                                      descendants of the late Samuel Bronfman


                                      by:     /s/ Harold R. Handler
                                              _______________________________
                                              Harold R. Handler
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)

                                                           Page 47 of 50 Pages

                                      JOHN L. WEINBERG, individually and as
                                      trustee under certain trusts for the
                                      benefit of descendants of the late
                                      Samuel Bronfman


                                      by:     /s/ Harold R. Handler
                                              ______________________________
                                              Harold R. Handler
                                              Attorney-in-Fact (Pursuant to
                                              Powers of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)



                                      ARNOLD M. LUDWICK, as trustee under a
                                      certain trust for the benefit of
                                      descendants of the late Samuel Bronfman
                                      and as a director of certain charitable
                                      foundations


                                      by:     /s/ Michel Boucher
                                              _________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)



                                      ROBERT S. VINEBERG, as trustee under a
                                      certain trust for the benefit of
                                      descendants of the late Samuel Bronfman


                                      by:     /s/ Michel Boucher
                                              _________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)

                                                           Page 48 of 50 Pages

                                      GARY J. GARTNER, as trustee under
                                      certain trusts for the benefit of
                                      descendants of the late Samuel Bronfman


                                      by:     /s/ Michel Boucher
                                              _________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)


                                      STEVEN H. LEVIN, as trustee under
                                      certain trusts for the benefit of
                                      descendants of the late Samuel Bronfman


                                      by:     /s/ Michel Boucher
                                              ________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)


                                      JEFFREY D. SCHEINE, as trustee under
                                      certain trusts for the benefit of
                                      descendants of the late Samuel Bronfman


                                      by:     /s/ Michel Boucher
                                              ________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney previously
                                              filed with the Securities and
                                              Exchange Commission)



                                      TREVOR CARMICHAEL, as trustee under a
                                      certain trust for the benefit of
                                      descendants of the late Samuel Bronfman


                                      by:     /s/ Michel Boucher
                                              _________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney filed herewith)

                                                           Page 49 of 50 Pages

                                      NEVILLE LEROY SMITH, as trustee under a
                                      certain trust for the benefit of
                                      descendants of the late Samuel Bronfman


                                      by:     /s/ Michel Boucher
                                              _________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney filed
                                              herewith)



                                      BRUCE I. JUDELSON, as trustee under a
                                      certain trust for the benefit of
                                      descendants of the late Samuel Bronfman


                                      by:     /s/ Michel Boucher
                                              _________________________________
                                              Michel Boucher
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney filed
                                              herewith)




                                      /s/ Stanley N. Bergman
                                      _______________________________________
                                      STANLEY N. BERGMAN, as trustee under
                                      certain trusts for the benefit of
                                      descendants of the late Minda de
                                      Gunzburg and as voting trustee under a
                                      certain voting trust agreement

                                                           Page 50 of 50 Pages

                                      DR. GUIDO GOLDMAN, as trustee under
                                      certain trusts for the benefit of
                                      descendants of the late Minda de
                                      Gunzburg and as voting trustee under a
                                      certain voting trust agreement


                                      by:     /s/ Leonard M. Nelson
                                              ________________________________
                                              Leonard M. Nelson
                                              Attorney-in-Fact (Pursuant to a
                                              Power of Attorney filed
                                              herewith)




                                      /s/ Leonard M. Nelson
                                      _____________________________________
                                      LEONARD M. NELSON, as trustee under
                                      certain trusts for the benefit of
                                      descendants of the late Minda de
                                      Gunzburg and as voting trustee under a
                                      certain voting trust agreement